UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2008

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 23, 2008, the Compensation Committee of our Board of Directors took action with respect to the following compensatory arrangements or plans.

A. DEFERRED COMPENSATION PLANS. The Compensation Committee approved amendments to the following nonqualified deferred compensation plans in order to have the plans comply with Section 409A of the Internal Revenue Code of 1986 ("Section 409A"):

- Cohu, Inc. Deferred Compensation Plan
- Cohu, Inc. Retiree Health Benefits Agreement

Section 409A generally provides that vested amounts deferred under a nonqualified deferred compensation arrangement are currently includible in taxable income, unless the arrangement meets specified documentation and operational requirements. The above listed amended and restated plans approved by the Committee are intended to comply with Section 409A documentation requirements. Although Section 409A's provisions have been in effect for several years, final regulations were not issued until 2007. These regulations provide that companies must amend affected deferred compensation plans by December 31, 2008 to ensure compliance with Section 409A.

No new or additional benefits were provided under the above plans as a result of these amendments. The foregoing is qualified in its entirety by the full terms and conditions of the Plan and Agreement, forms of which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

B. CHANGE IN CONTROL AGREEMENT. The Committee also approved Change in Control Agreements ("CIC Agreements") for certain officers. The CIC Agreement supersedes and replaces the current Termination Agreement with Mr. James A. Donahue and Mr. John H. Allen, which agreements were approved by the Compensation Committee in July, 1997 and November, 1996, respectively. The new CIC Agreement was necessary to comply with Section 409A documentation requirements and to update the prior Termination Agreements to more current terms and conditions. Consistent with the Termination Agreements, the CIC Agreements are effective upon a change in control as defined in the CIC Agreement. The Committee also approved a CIC Agreement for Mr. Jeffrey D. Jones, who was appointed Vice President Finance and Chief Financial Officer, in November, 2007.

Under the terms of the CIC Agreements, messrs. Donahue, Jones and Allen would be entitled to receive, upon a qualified separation of service related to a change in control, as defined, severance benefits payable in cash in an amount equal to the sum of the following less applicable withholding taxes:

(1) Two times annual base salary and target annual incentive bonus;
(2) The current year’s target annual incentive bonus, pro-rated to the date of termination;
(3) Reimbursement of health coverage and benefits for 24 months following termination.

In addition, all outstanding and unvested awards relating to Cohu common stock as of the Executive’s date of termination of employment ("Equity Awards") will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options shall be extended so as to terminate on the first to occur of twelve (12) months or the stock options original term expiration.

The receipt of any severance or other benefits under the CIC is subject to the Executive signing a release of claims agreement in a form acceptable to Cohu, including, among other things, non-solicitation and non-disparagement in favor of Cohu.

The foregoing description of the CIC Agreements is qualified in its entirety by the full terms and conditions of the CIC Agreement, a form of which is filed as Exhibit 10.3 to the Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Cohu, Inc. Deferred Compensation Plan (as amended and restated)
10.2 Form of Cohu, Inc. Retiree Health Benefits Agreement (as amended)
10.3 Form of Change in Control Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

December 24, 2008	By:	Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance & CFO

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Exhibit Index

Exhibit No.	Description

10.1	Cohu, Inc. Deferred Compensation Plan (as amended and restated)
10.2	Form of Cohu Retiree Health Benefits Agreement (as amended)
10.3	Form of Change in Control Agreement